Exhibit 99.1

STONE ENERGY CORPORATION

Provides Fourth Quarter and Year-End 2013 Results

LAFAYETTE, LA. February 24, 2014

Stone Energy Corporation (NYSE: SGY) today announced financial and operational results for the fourth quarter and year-end of 2013. Some of the highlights include:

•	Adjusted net income before one-time charges was $143.2 million, or $2.88 per share, for the year ended December 31, 2013; net income after one-time charges was $117.6 million, or $2.36 per share, for the year ended December 31, 2013;

•	Net daily production for 2013 was 46 MBoe (277 MMcfe) per day, a 10% annual increase compared to 2012;

•	Estimated proved reserves as of December 31, 2013 increased to 143 MMBoe or 863 Bcfe from year-end 2012, representing an annual increase of 12% and a production replacement of 189%; and

•	Discoveries at the deep water Amethyst and Cardona prospects and the deep gas Tomcat prospect.

Financial Results

Stone earned fourth quarter 2013 adjusted net income of $27.3 million, or $0.56 per share, and full year 2013 adjusted net income of $143.2 million, or $2.88 per share, before one-time pre-tax charges of $12.6 million from the state franchise tax settlement and $27.3 million for loss on early extinguishment of debt (after-tax charges were $8.1 million and $17.5 million, respectively). After one-time charges, reported net income was $1.8 million for the fourth quarter of 2013, or $0.04 per share, and $117.6 million, or $2.36 per share, for full year 2013. The 2013 net income is compared with 2012 net income of $149.4 million, or $3.03 per share. The fourth quarter 2013 net income is compared with net income of $44.2 million, or $0.89 per share, for the fourth quarter of 2012.

Discretionary cash flow for 2013 totaled $637.3 million, compared to $619.0 million during 2012. Discretionary cash flow for the fourth quarter of 2013 of $142.5 million compared to $153.9 million during the fourth quarter of 2012. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities, and a reconciliation of adjusted net income, a non-GAAP financial measure, to net income.

Chief Executive Officer David H. Welch stated, “Execution of our plan accelerated in 2013 and continues apace in 2014. Production from the Marcellus shale nearly tripled in the fourth quarter of 2013 from two years ago to over 90 MMcfe per day, we drilled the first two Stone operated deep water wells with a successful exploration discovery at the Amethyst prospect and a development success at Cardona, and drilled another successful exploration discovery in our liquids rich deep gas Tomcat prospect. These wells are expected to be on production within a relatively short period of time and tied back to our existing infrastructure. We look forward to building on these accomplishments with a continuing deep water and deep gas program in the Gulf of Mexico. We will also continue our low risk Marcellus shale drilling program and expect to augment the program with a test of the prospective Utica shale, which substantially underlies our existing acreage position in Appalachia. We are entering 2014 with a strong cash position, an undrawn bank credit facility and financial flexibility.”

Net daily production volumes for 2013 averaged 46 thousand barrels of oil equivalent (MBoe) per day (277 million cubic feet of gas equivalent (MMcfe) per day), compared with net daily production of 42 MBoe (252 MMcfe) per day in 2012. The production mix for 2013 was 41% oil, 9% natural gas liquids (NGLs) and 50% natural gas, while the production mix for 2012 was 46% oil, 8% NGLs and 46% natural gas. Net daily production volumes for the fourth quarter of 2013 averaged 50 MBoe (298 MMcfe) per day, which includes positive adjustments for realized royalty relief and working interest revisions which totaled 2,000 boe per day (12 MMcfe), compared with net daily production of 45 MBoe (270 MMcfe) per day in the fourth quarter of 2012.

Average daily production for the first quarter of 2014 is expected to be 43.5-45.0 MBoe (261-270 MMcfe) per day. Production for the first quarter of 2014 has been negatively impacted by weather-related downtime in Appalachia affecting approximately 15 MMcfe per day of projected volumes for January and most of February. Additionally, during the first quarter of 2014, downtime at Main Pass 288 has lasted approximately 8 weeks due to a plugged pipeline affecting approximately 1,800 Boe per day while Ship Shoal 113 experienced unscheduled downtime for four days impacting approximately 5,000 Boe per day. Finally, approximately 2,500 Boe per day of production was associated with properties divested in the fourth quarter of 2013 and January 2014. Updated production guidance for the full year 2014 remains at 43-47 MBoe (258-282) with just over 50% projected as natural gas. Please see “2014 Guidance.”

Prices realized during the year ended December 31, 2013 averaged $103.73 per barrel (Bbl) of oil, $37.86 per Bbl of NGLs and $3.80 per thousand cubic feet (Mcf) of natural gas as compared to $106.70 per Bbl of oil, $41.70 per Bbl of NGLs and $3.17 per Mcf of natural gas realized during the year ended December 31, 2012. Prices realized during the fourth quarter of 2013 averaged $95.14 per Bbl of oil, $42.94 per Bbl of NGLs and $3.76 per Mcf of natural gas, as compared with the fourth quarter 2012 average realized prices of $106.48 per Bbl of oil, $35.96 per Bbl of NGLs and $3.79 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.

During the fourth quarter and full year 2013, effective hedging transactions increased the average price received for natural gas by $0.38 and $0.33 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2013 were increased due to hedging by $0.69 and $0.51 per Bbl, respectively. Hedging transactions increased the average price received during the fourth quarter and full year 2012 for natural gas by $0.39 and $0.52 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2012 were increased due to hedging by $4.04 and $1.20 per Bbl, respectively.

Lease operating expenses incurred during 2013 totaled $201.2 million ($11.94 per Boe or $1.99 per Mcfe), compared to $215.0 million ($13.97 per Boe or $2.33 per Mcfe) during 2012. For the three months ended December 31, 2013 and 2012, lease operating expenses were $43.6 million ($9.55 per Boe or $1.59 per Mcfe) and $58.0 million ($14.01 per Boe or $2.33 per Mcfe), respectively.

Transportation, processing and gathering expenses during 2013 totaled $42.2 million, compared to $21.8 million during 2012. For the three months ended December 31, 2013 and 2012, transportation, processing and gathering expenses were $14.8 million and $5.9 million, respectively. The increase is attributable to higher Appalachian gas and NGL volumes, which have higher fees, short term blending fees in Appalachia, and higher Gulf of Mexico pipeline fees.

Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $346.8 million ($20.58 per Boe or $3.43 per Mcfe) during 2013, compared to $341.1 million ($22.16 per Boe or $3.69 per Mcfe) during 2012. DD&A expense on oil and gas properties for the three months ended December 31, 2013 totaled $94.1 million ($20.60 per Boe or $3.43 per Mcfe), compared to $82.5 million ($19.94 per Boe or $3.32 per Mcfe) during the comparable period of 2012.

Salaries, general and administrative (SG&A) expenses (excluding incentive compensation expense) totaled $59.5 million ($3.53 per Boe or $0.59 per Mcfe) during 2013, compared to $54.6 million ($3.55 per Boe or $0.59 per Mcfe) during 2012. SG&A expenses (excluding incentive compensation expense) for the three months ended December 31, 2013 totaled $16.2 million ($3.54 per Boe or $0.59 per Mcfe), compared to $14.1 million ($3.41 per Boe or $0.57 per Mcfe) during the comparable quarter of 2012. The increase in SG&A expenses in 2013 was primarily the result of increased staffing associated with the growth in our deep water, deep gas and Marcellus shale activity.

Capital expenditures on oil and gas properties for 2013 were $695 million, which included $83.9 million in normal and hurricane abandonment expenditures. This is compared to capital expenditures on oil and gas properties during 2012 of $582.8 million, which included $65.6 million in normal and hurricane abandonment expenditures. Capitalized salaries, general and administrative (SG&A) expenses were $32.5 million, and capitalized interest totaled $46.9 million for 2013. In 2012, capitalized SG&A was $25.0 million, and capitalized interest was $37.7 million.

As of February 24, 2014, we had no outstanding borrowings under our bank credit facility and cash of $299.2 million. In addition, Stone had letters of credit totaling $21.4 million, resulting in $378.6 million available for borrowing based on a borrowing base of $400 million. The borrowing base is scheduled to be re-determined by May 2014.

Operational Update

Mississippi Canyon 26 – Amethyst (Deep Water). The Amethyst exploration well (100% working interest) encountered approximately 90 feet of net hydrocarbon pay in one interval which suggests a commercial discovery. Analysis of logging, coring and fluid data confirmed the existence of natural gas, condensate and natural gas liquids in the pay zone (an estimated yield of 60-80 barrels of liquids per million cubic foot of natural gas). The interval has been placed safely behind pipe for a future completion. A full evaluation, including seismic and subsurface data integration, is needed before hydrocarbon quantities can be estimated and a specific development plan is sanctioned. A single or multi-well tie-back to Stone’s 100 percent owned and operated Pompano platform, located less than five miles from the discovery, is a likely development option.

Mississippi Canyon 29 – Cardona (Deep Water). The Cardona well encountered approximately 84 feet of net oil pay in the development portion of the well. The company is currently running casing to protect this zone while drilling the exploration segment of the well. The Cardona success extends the productive zone in Stone’s Mississippi Canyon 29 TB-9 well to the adjacent fault block to the north. Plans are to flow the Cardona well to the Stone owned and operated Pompano platform with first production expected in early 2015. The company expects to complete drilling operations on the current well in March 2014. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 29 – Cardona South (Deep Water). Stone batch drilled the Cardona and Cardona South wells. In late January 2014, the Cardona South well was drilled and cased at 4,903 feet before the rig returned to the Cardona well. The rig will move back to the Cardona South well following completion of the Cardona drilling operations. The Cardona South well is also targeting the same development interval as Cardona and the TB-9 well. The well is expected to reach total depth of approximately 12,470 feet in the second quarter of 2014. Stone holds a 65% working interest in the project and is the operator.

Mississippi Canyon 211 – Mica Deep (Deep Water). The Mica Deep exploration well targets the Miocene interval and is expected to spud in the first quarter of 2014. Stone holds a 50% working interest in the project which is operated by ExxonMobil. The well is expected to take three months to drill.

Amberjack Development Drilling Program. Stone expects to secure a platform rig for its Amberjack (Mississippi Canyon 109) drill program. It is anticipated that the rig will become available in the fourth quarter of 2014. The program is expected to consist of four to six development wells.

Pompano Development Drilling Program. Stone expects to secure a platform rig for its Pompano (Viosca Knoll 989) drill program. It is anticipated that the rig will become available by mid-2015. The program is expected to consist of three to five development wells.

Walker Ridge 89 – Goodfellow (Deep Water). The Goodfellow exploration well targets the Lower Tertiary and is projected to spud in 2014. Stone currently holds an approximate 12.8% working interest in the prospect, which is operated by Eni. The well is estimated to take five months to drill.

West Cameron 176 – Tomcat (Deep Gas). The Tomcat exploration well (100% working interest) encountered approximately 30 feet of net hydrocarbon pay in the Camerina interval. Based on well log analysis, combined with offset Camerina production history, we believe that the zone may produce liquids rich natural gas with approximately 60 barrels of condensate per Mcf of natural gas as well as additional natural gas liquids volumes. Initial development plans call for a tie-back to the nearby Stone operated East Cameron 64 production platform with production estimated to commence in the second half of 2014.

Appalachian Basin – Marcellus Shale (Drilling Program Update). Stone drilled 7 Marcellus shale wells during the fourth quarter of 2013, bringing the total for the full year 2013 to 30 wells, and also completed 30 wells in 2013. In 2014, Stone expects to drill 28 to 32 wells and to complete 30 to 34 wells in the Marcellus shale.

Appalachian Basin – Utica Shale Test. Stone expects to spud a Utica shale test well in the second quarter of 2014 on its existing acreage in the Mary Field in West Virginia with the completion and testing expected later in the year.

Appalachian Basin – Marcellus Shale (Production Update). During the fourth quarter of 2013, Stone averaged approximately 90 MMcfe per day (63 MMcf per day of gas and 4,800 barrels per day of liquids) from Stone’s Marcellus shale position. During the fourth quarter of 2013, 10 new wells in the Mary field and 2 wells in the Heather field were brought online. Stone expects to bring an additional two wells in the Heather field online during the first quarter of 2014.

Appalachian Basin – Upper Devonian Shale. Stone began testing a 2,450 foot lateral Upper Devonian test well in the Mary field during the fourth quarter of 2013. Results to date have been inconclusive as additional flow, pressure and well interference data over time is needed.

Conventional Shelf (Drilling Program). Production from the Taildancer discovery at Ship Shoal 113 was initiated in the fourth quarter of 2013 at a rate of approximately 1,000 barrels of oil equivalent per day. Stone is the operator with a 100% working interest.

Conventional Shelf (Potential Non-Core Asset Sale). Stone has closed on two separate asset sale transactions, which represented approximately 2,500 barrels of oil equivalent per day in the fourth quarter of 2013 and the first quarter of 2014 for a combined total of approximately $95 million. Stone continues to market certain properties in the Conventional Shelf and Louisiana state waters. The potential sale of the remaining properties is subject to market conditions, and there is no assurance that it will be completed, in whole or in part, or by any particular time.

2014 Guidance

Guidance for the first quarter and full year 2014 is shown in the table below (updated guidance numbers are italicized and bolded). The guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements.”

	First Quarter	Full Year
Production—MBoe per day	43.5 - 45	43 - 47
(MMcfe per day)	(261 - 270)	(258 - 282)
Lease operating expenses (in millions) (excluding transportation/processing expenses)	—	$195 - $210
Transportation, processing and gathering (in millions)		$56 - $68
Salaries, General & Administrative expenses (in millions) (excluding incentive compensation)	—	$65 - $69
Depreciation, Depletion & Amortization (per MBoe)	—	$21.00 - $22.50
(per Mcfe)		$3.50 - $3.75
Corporate Tax Rate (%)	—	36% - 38%
Capital Expenditure Budget (in millions) (excluding acquisitions)	—	$825

Hedge Position

The following table illustrates our derivative positions for 2014, 2015 and 2016 as of February 24, 2014:

	Fixed-Price Swaps
	NYMEX (except where noted)
	Natural Gas			Oil
	Daily Volume (MMBtus/d)		Swap Price	Daily Volume (Bbls/d)		Swap Price
2014	10,000		4.000	1,000		90.06
2014	10,000		4.040	1,000		92.25
2014	10,000		4.105	1,000		93.55
2014	10,000		4.190	1,000		94.00
2014	10,000		4.250	1,000		98.00
2014	10,000	**	4.250	1,000		98.30
2014	10,000		4.350	2,000	*	98.85
2014				1,000		99.65
2014				1,000	†	103.30

2015	10,000		4.005	1,000		89.00
2015	10,000		4.120	1,000		90.00
2015	10,000		4.150
2015	10,000		4.165
2015	10,000		4.220
2015	10,000		4.255

2016	10,000		4.110
2016	10,000		4.120

*	January – June
**	February – December
†	Brent oil contract

Annual Meeting Information

Stone Energy will hold its 2014 Annual Meeting of Stockholders on Thursday, May 22, 2014, at 10:00 a.m. Central Time at the Stone Energy New Orleans office at 1100 Poydras Street, Suite 1050, New Orleans, Louisiana. The Company proposes to elect ten directors, to ratify the appointment of Ernst & Young LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2014, to have a non-binding advisory vote on the compensation of the named executive officers (say on pay), and to transact such other business as may properly come before the meeting. The close of business on March 26, 2014 has been fixed as the record date for determination of stockholders entitled to receive notification of and to vote at the Annual Meeting.

Other Information

Stone Energy has planned a conference call for 9:00 a.m. Central Time on Tuesday, February 25, 2014 to discuss the operational and financial results for the fourth quarter and full year 2013. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s website. The replay will be available for one month.

Stone Energy expects to host an investor day on May 20, 2014 for analysts and institutional investors at the Windsor Court Hotel in New Orleans, Louisiana.

Non-GAAP Financial Measures

In this press release, we refer to non-GAAP financial measures we call “discretionary cash flow” and “adjusted net income.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Management believes adjusted net income is useful to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the oil and gas exploration and production industry. Please see the “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of discretionary cash flow to cash flow provided by operating activities and a reconciliation of adjusted net income to net income.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rates will be as estimated.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

STONE ENERGY CORPORATION

SUMMARY STATISTICS

(In thousands, except per share/unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
FINANCIAL RESULTS
Net income	$1,752	$44,246	$117,634	$149,426
Net income per share	$0.04	$0.89	$2.36	$3.03
PRODUCTION QUANTITIES
Oil (MBbls)	1,651	1,846	6,894	7,135
Gas (MMcf)	14,160	11,538	50,129	42,569
Natural gas liquids (MBbls)	555	369	1,603	1,163
Oil, gas and NGLs (MBoe)	4,566	4,138	16,852	15,393
Oil, gas and NGLs (MMcfe)	27,396	24,828	101,111	92,357
AVERAGE DAILY PRODUCTION
Oil (MBbls)	18	20	19	20
Gas (MMcf)	154	125	137	116
Natural gas liquids (MBbls)	6	4	4	3
Oil, gas and NGLs (MBoe)	50	45	46	42
Oil, gas and NGLs (MMcfe)	298	270	277	252
REVENUE DATA
Oil revenue	$157,073	$196,559	$715,104	$761,304
Gas revenue	53,198	43,733	190,580	134,739
Natural gas liquids revenue	23,833	13,270	60,687	48,498

Total oil, gas and NGLs revenue	$234,104	$253,562	$966,371	$944,541
AVERAGE PRICES
Prior to the cash settlement of effective hedging transactions:
Oil (per Bbl)	$94.45	$102.44	$103.22	$105.50
Gas (per Mcf)	3.38	3.40	3.47	2.65
Natural gas liquids (per Bbl)	42.94	35.96	37.86	41.70
Oil, gas and NGLs (per Boe)	49.84	58.39	56.14	59.39
Oil, gas and NGLs (per Mcfe)	8.31	9.73	9.36	9.90
Including the cash settlement of effective hedging transactions:
Oil (per Bbl)	$95.14	$106.48	$103.73	$106.70
Gas (per Mcf)	3.76	3.79	3.80	3.17
Natural gas liquids (per Bbl)	42.94	35.96	37.86	41.70
Oil, gas and NGLs (per Boe)	51.27	61.28	57.34	61.36
Oil, gas and NGLs (per Mcfe)	8.55	10.21	9.56	10.23
COST DATA
Lease operating expenses	$43,606	$57,973	$201,153	$215,003
Salaries, general and administrative expenses	16,173	14,127	59,524	54,648
DD&A expense on oil and gas properties	94,056	82,498	346,827	341,096
AVERAGE COSTS (per Mcfe)
Lease operating expenses (per Boe)	$9.55	$14.01	$11.94	$13.97
Lease operating expenses (per Mcfe)	1.59	2.33	1.99	2.33
Salaries, general and administrative expenses (per Boe)	3.54	3.41	3.53	3.55
Salaries, general and administrative expenses (per Mcfe)	0.59	0.57	0.59	0.59
DD&A expense on oil and gas properties (per Boe)	20.60	19.94	20.58	22.16
DD&A expense on oil and gas properties (per Mcfe)	3.43	3.32	3.43	3.69
AVERAGE SHARES OUTSTANDING – Diluted	48,782	48,412	48,735	48,361

STONE ENERGY CORPORATION

CONSOLIDATED STATEMENT OF INCOME

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating revenue:
Oil production	$157,073	$196,559	$715,104	$761,304
Gas production	53,198	43,733	190,580	134,739
Natural gas liquids production	23,833	13,270	60,687	48,498
Other operational income	5,149	1,000	7,808	3,520
Derivative income, net	—	309	—	3,428

Total operating revenue	239,253	254,871	974,179	951,489

Operating expenses:
Lease operating expenses	43,606	57,973	201,153	215,003
Transportation, processing and gathering	14,798	5,871	42,172	21,782
Production taxes	3,625	2,437	15,029	10,015
Depreciation, depletion and amortization	95,077	83,383	350,574	344,365
Accretion expense	8,563	8,405	33,575	33,331
Salaries, general and administrative expenses	16,173	14,127	59,524	54,648
Incentive compensation expense	7,293	4,206	15,340	8,113
Derivative expenses, net	553	—	2,090	—
Franchise tax settlement	12,590	—	12,590	—
Other operational expenses	(231)	72	151	267

Total operating expenses	202,047	176,474	732,198	687,524

Income from operations	37,206	78,397	241,981	263,965

Other (income) expenses:
Interest expense	6,385	9,268	32,837	30,375
Interest income	(152)	(373)	(1,695)	(600)
Other income	(609)	(576)	(2,799)	(1,805)
Loss on early extinguishment of debt	27,279	1,972	27,279	1,972

Total other expenses	32,903	10,291	55,622	29,942

Income before taxes	4,303	68,106	186,359	234,023

Provision (benefit) for income taxes:
Current portion	(77)	13,858	(10,904)	15,022
Deferred portion	2,628	10,002	79,629	69,575

Total income taxes	2,551	23,860	68,725	84,597

Net income	$1,752	$44,246	$117,634	$149,426

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

DISCRETIONARY CASH FLOW to NET CASH FLOW FROM OPERATING ACTIVITIES

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income as reported	$1,752	$44,246	$117,634	$149,426
Reconciling items:
Depreciation, depletion and amortization	95,077	83,383	350,574	344,365
Deferred income tax provision	2,628	10,002	79,629	69,575
Accretion expense	8,563	8,405	33,575	33,331
Stock compensation expense	2,764	1,899	10,347	8,699
Loss on early extinguishment of debt	27,279	1,972	27,279	1,972
Non-cash interest expense	3,835	4,017	16,219	13,085
Other	613	(8)	2,083	(1,458)

Discretionary cash flow	142,511	153,916	637,340	618,995
Changes in income taxes payable	3,471	13,858	2,767	10,618
Settlement of asset retirement obligations	(22,676)	(18,356)	(83,854)	(65,567)
Other working capital changes	31,389	(13,582)	37,952	(54,297)

Net cash provided by operating activities	$154,695	$135,836	$594,205	$509,749

STONE ENERGY CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADUSTED NET INCOME to NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2013	Twelve Months Ended December 31, 2013
Net income as reported	$1,752	$117,634
Reconciling items:
Loss on early extinguishment of debt	$27,279	$27,279
Franchise tax settlement	12,590	12,590
Tax effect	(14,353)	(14,353)
One-time charges net of tax	25,516	25,516
Adjusted net income	$27,268	$143,150

Net income per share as reported	$0.04	$2.36
Per share effect of one-time charges	$0.52	$0.52
Net income per share before one-time charges	$0.56	$2.88

STONE ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$331,224	$279,526
Accounts receivable	171,971	167,288
Fair value of hedging contracts	4,549	39,655
Current income tax receivable	7,366	10,027
Deferred taxes	31,710	15,514
Inventory	3,723	4,207
Other current assets	1,874	3,626

Total current assets	552,417	519,843
Oil and gas properties, full cost method of accounting:
Proved	7,804,117	7,244,466
Less: accumulated depreciation, depletion and amortization	(5,908,760)	(5,510,166)

Net proved oil and gas properties	1,895,357	1,734,300
Unevaluated	724,339	447,795
Other property and equipment, net	26,178	22,115
Fair value of hedging contracts	1,378	9,199
Other assets, net	48,887	43,179

Total assets	$3,248,556	$2,776,431

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$195,677	$94,361
Undistributed oil and gas proceeds	37,029	23,414
Accrued interest	9,022	18,546
Fair value of hedging contracts	7,753	149
Asset retirement obligations	67,161	66,260
Other current liabilities	54,520	16,765

Total current liabilities	371,162	219,495
8 5⁄8% Senior Notes due 2017	—	375,000
7 1⁄2% Senior Notes due 2022	775,000	300,000
1 3⁄4% Convertible Notes due 2017	252,084	239,126
Deferred taxes	390,693	310,830
Asset retirement obligations	435,352	422,042
Fair value of hedging contracts	470	1,530
Other long-term liabilities	53,509	36,275

Total liabilities	2,278,270	1,904,298

Common stock	488	484
Treasury stock	(860)	(860)
Additional paid-in capital	1,397,885	1,386,475
Accumulated deficit	(425,165)	(542,799)
Accumulated other comprehensive income (loss)	(2,062)	28,833

Total stockholders’ equity	970,286	872,133

Total liabilities and stockholders’ equity	$3,248,556	$2,776,431